Filed Pursuant to Rule 424(b)(3)
Registration No. 333-143793

BigString Corporation

PROSPECTUS SUPPLEMENT

Number 12

to

Prospectus dated November 13, 2007

of

BIGSTRING CORPORATION

18,524,866 Shares of Common Stock

This prospectus supplement supplements the prospectus dated November 13, 2007, as previously supplemented, relating to the offer and sale by certain persons who are or may become stockholders of BigString Corporation of up to 18,524,866 shares of BigString Corporation’s common stock.  We are not selling any of the shares in this offering and therefore will not receive any proceeds from the offering.

This prospectus supplement is part of, and should be read in conjunction with, the prospectus dated November 13, 2007, the prospectus supplement number 1 dated November 20, 2007, the prospectus supplement number 2 dated December 5, 2007, the prospectus supplement number 3 dated December 26, 2007, the prospectus supplement number 4 dated January 25, 2008, the prospectus supplement number 5 dated February 12, 2008, the prospectus supplement number 6 dated March 6, 2008, the prospectus supplement number 7 dated April 4, 2008, the prospectus supplement number 8 dated April 23, 2008, the prospectus supplement number 9 dated May 20, 2008, the prospectus supplement number 10 dated June 17, 2008, and the prospectus supplement number 11 dated July 17, 2008.  This prospectus supplement is qualified by reference to the prospectus, except to the extent the information in this prospectus supplement updates and supersedes the information contained in the prospectus, as previously supplemented.  The primary purpose of this prospectus supplement is to notify stockholders that BigString Corporation has closed on a financing with Dwight Lane Capital, LLC, a limited liability company in which Todd M. Ross, a director of BigString Corporation, has an interest, and Marc W. Dutton, a director of BigString Corporation.

This prospectus supplement includes the attached Current Report on Form 8-K, without exhibits, which was filed with the Securities and Exchange Commission on August 27, 2008.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities being offered through the prospectus dated November 13, 2007, or determined if this prospectus supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 28, 2008

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

August 25, 2008

BIGSTRING CORPORATION

(Exact name of registrant as specified in charter)

Delaware	000-51661	20-0297832
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Harding Road, Suite E, Red Bank, New Jersey		07701
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (732) 741-2840

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))

Section 1 – Registrant’s Business and Operations

Item 1.01.  Entry into a Material Definitive Agreement.

On August 25, 2008, BigString Corporation (“BigString”) closed on a financing with Dwight Lane Capital, LLC, a limited liability company in which Todd M. Ross, a director of BigString, has an interest, and Marc W. Dutton, a director of BigString.  In connection with such financing, BigString issued non-negotiable convertible promissory notes (the “Notes”) in the aggregate principal amount of $250,000, which Notes are convertible under certain circumstances into shares of BigString’s common stock, par value $0.0001 per share (“Common Stock”).  BigString also issued common stock purchase warrants (the “Warrants”) to purchase up to an aggregate 800,000 shares of Common Stock.   Each Note has a term of five (5) months from the date of issuance and accrues interest at a rate of twelve percent (12%) annually.  The aggregate principal amount of the Notes and accrued interest thereon are to be paid in-full at maturity, unless sooner paid by BigString.  Upon an event of default, all sums of principal and accrued interest then remaining unpaid under each Note shall, at the option of the holder, be immediately due and payable, and a default interest rate of twenty-four percent (24%) shall be applied.  In addition, the holder would have the right upon such an event of default to convert the entire outstanding principal amount of the Note, as well as all accrued interest thereon, into shares of Common Stock at a conversion price to be calculated at a thirty percent (30%) discount to the fifteen (15) day moving average following the reporting by BigString of such event of default on Form 8-K.  The number and kind of shares or other securities to be issued upon conversion of the Notes are subject to certain customary adjustments as described therein.  The Notes are attached hereto as Exhibit 4.1 and Exhibit 4.2, respectively.

Each Warrant has a term of ten (10) years from the date of issuance and was fully vested on such date.  The Warrants are exercisable at $0.08 per share of Common Stock underlying such Warrants.  The number of shares of Common Stock underlying each Warrant and the exercise price are subject to certain customary adjustments as described therein.  The Warrants are attached hereto as Exhibit 10.1 and Exhibit 10.2, respectively.  BigString is not required to register the shares of Common Stock issuable upon the conversion of the Notes or the exercise of the Warrants.

Section 2 – Financial Information

Item 2.03. –	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As described under Item 1.01 above, on August 25, 2008, BigString closed on a financing with Dwight Lane Capital, LLC, a limited liability company in which Todd M. Ross, a director of BigString, has an ownership interest, and Marc W. Dutton, a director of BigString.  The terms and conditions of such financing which are material to BigString are disclosed under Item 1.01 above.

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Section 3 – Securities and Trading Markets

Item 3.02. – Unregistered Sales of Equity Securities.

As set forth under Item 1.01 above, BigString has issued Notes in the aggregate principal amount of $250,000 and Warrants to purchase up to 800,000 shares of Common Stock to Dwight Lane Capital, LLC and Marc W. Dutton.  In connection with the issuance of the Notes and Warrants, BigString relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act of 1933, as amended.

Section 9 – Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit
Number	Description

4.1	Non-Negotiable Convertible Promissory Note, dated August 25, 2008, issued to Dwight Lane Capital, LLC, in the amount of $175,000.

4.2	Non-Negotiable Convertible Promissory Note, dated August 25, 2008, issued to Marc W. Dutton, in the amount of $75,000.

10.1	Common Stock Purchase Warrant, dated August 25, 2008, issued to Dwight Lane Capital, LLC.

10.2	Common Stock Purchase Warrant, dated August 25, 2008, issued to Marc W. Dutton.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIGSTRING CORPORATION
(Registrant)

By:	/s/ Darin M. Myman
Darin M. Myman
President and Chief Executive Officer
Date:  August 27, 2008

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EXHIBIT INDEX

Exhibit
Number	Description

4.1	Non-Negotiable Convertible Promissory Note, dated August 25, 2008, issued to Dwight Lane Capital, LLC, in the amount of $175,000.

4.2	Non-Negotiable Convertible Promissory Note, dated August 25, 2008, issued to Marc W. Dutton, in the amount of $75,000.

10.1	Common Stock Purchase Warrant, dated August 25, 2008, issued to Dwight Lane Capital, LLC.

10.2	Common Stock Purchase Warrant, dated August 25, 2008, issued to Marc W. Dutton.

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